SUBSIDIARIES

EA Engineering, Science, and
Technology de Mexico, S.A. de C.V.
Londres #190, Suite 308
Col. Juarez
Mexico, D.F. 06600

EA Financial, Inc.
900 Market Street, Suite 200
Wilmington, Delaware 19801

EA Global, Inc.
11019 McCormick Road
Hunt Valley, Maryland 21031